Exhibit 99.2

PRIMEDIA

CORRECTING and REPLACING PRIMEDIA Reports First Quarter 2006
Results

Thursday May 4, 3:58pm ET

NEW YORK—(BUSINESS WIRE)—May 4, 2006—Fifth graph after first table, first sentence should read: PRIMEDIA's multiple of net debt and preferred to Segment EBITDA (including discontinued operations not yet sold or shut down) is 7.8x compared to 12x on September 30, 2001. (sted 7.9x as compared to 12x).

The corrected release reads:

PRIMEDIA Reports First Quarter 2006 Results

NEW YORK—(BUSINESS WIRE)—May 4, 2006—PRIMEDIA Inc. (NYSE: PRM) today reported first quarter 2006 results.

•                                          Higher consolidated revenue and lower Segment EBITDA was as expected and in line with current 2006 guidance.

•                                          Enthusiast Media made steady progress on improving product quality and circulation performance, growing online revenue, leveraging its dominance in the male 18-34 market, and expanding beyond print and online. Consumer Guides’ New Home and Auto Guides continued to deliver strong growth while Apartment Guide continues to face difficult market conditions.

	First Quarter		Percent
($ millions)	2006	2005	Change
Segment Revenue, net (a):
Enthusiast Media	$150.2	$140.0	7.3%
Consumer Guides	81.4	75.6	7.7%
Education (c)	9.9	13.2	-25.0%
Intersegment Eliminations	(0.1)	—
Total Net Revenue	$241.4	$228.8	5.5%

Segment EBITDA (b):
Enthusiast Media	$21.1	$20.8	1.4%
Consumer Guides	17.7	18.2	-2.7%
Education (c)	(0.2)	2.0	-110.0%
Corporate Overhead	(6.4)	(6.6)
Total Segment EBITDA	$32.2	$34.4	-6.4%

Operating Income	$21.3	$23.9	-10.9%

Loss from Continuing Operations	$(9.4)	$(24.2)

Discontinued Operations (c)	$16.8 (d)	$389.7 (e)

Net Income	$7.4	$365.5

Free Cash Flow (f)	$1.8	$(3.4)

a)              This presentation eliminates all intrasegment activity.

b)             Reconciled to GAAP measure in the attached Financial Highlights table.

c)              In the first quarter of 2006, the Company decided to actively pursue the sale of its Films Media Group (FMG), a part of the Education segment. The operations of FMG have been classified as discontinued for all periods presented.

d)             Includes net gain on the sale of the History Group of $13.7 million.

e)              Includes net gain on sales of About, Inc. of $378.9 million and PWPL Bankers Training Division of $4.3 million.

f)                Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations (excluding acquisitions). Discontinued operations are included until sold or shut down. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

“In Enthusiast Media, we continue to execute on our growth strategies,” said Dean Nelson, Chairman, President and CEO of PRIMEDIA Inc. “While we still have a lot of work to do to realize the full benefits of our strategies and are currently facing difficult market conditions, specifically in magazine advertising and circulation as well as Apartment Guide, we are on track with our plan and making progress.

“The integration of our three Internet acquisitions, Rentclicks.com, Automotive.com and Equine.com, into their respective core businesses is going well. Rentclicks.com is currently experiencing its highest ever traffic levels and has delivered strong revenue growth. Automotive.com has solidified our lead generation business. Finally, we are currently leveraging the Equine.com model across other Internet platforms and expect to launch two new transactional sites this year.”

Mr. Nelson continued, “In our Consumer Guides segment, we continue to experience downward trends in Apartment Guide with revenues down 7% compared to first quarter last year. Conversely, the New Home Guide business grew revenues more than 70% and all but the most recent New Home Guide launch have already reached profitability. Auto Guide, with $7.8 million of investment in 2005, is on track to reach a profitable run rate by year-end.”

In late 2005, the Company announced that its Board of Directors authorized management, along with advisors Goldman Sachs and Lehman Brothers, and counsel Simpson Thacher & Bartlett, to explore the separation of its businesses via a tax-free spin-off into two separate publicly-traded companies. The plan being contemplated would separate PRIMEDIA’s Consumer Guides Segment from PRIMEDIA’s Enthusiast Media and Education Segments. As previously stated, the Company’s management continues to fully examine all of the relevant issues before making a recommendation to the Board of Directors. The Company will make an announcement when any determinations are made by its Board of Directors.

PRIMEDIA’s multiple of net debt and preferred to Segment EBITDA (including discontinued operations not yet sold or shut down) is 7.8x, as compared to 12x on September 30, 2001. On March 31, 2006, net debt was $1.45 billion, with ample unused bank facilities. The Company had more than $1 billion of NOLs. The Company has more than adequate resources to finance the implementation of its operating strategy and growth initiatives.

Segment Results

Enthusiast Media (Includes Automotive, Outdoor, Marine, Equine, Action Sports, Soaps, Internet, events, television, radio, licensing, and merchandising)

	First Quarter		Percent
($ millions)	2006	2005	Change
Revenue, net (a)
Advertising	$79.6	$78.4	1.5%
Circulation	49.0	49.4	-0.8%
Other	21.5	12.2	76.2%
Intersegment Revenue	0.1	—
Total Net Revenue	$150.2	$140.0	7.3%

Segment Expenses	$129.1	$119.2	8.3%

Segment EBITDA (b)	$21.1	$20.8	1.4%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

The Company continues to execute on its growth strategies of improving product quality and circulation performance, growing online revenue, leveraging its dominance in the male 18-34 market, and expanding beyond print and online. In 2006, PRIMEDIA expects Enthusiast Media non-print Segment EBITDA to be approximately 25% of total Enthusiast Media Segment EBITDA, up from 10% in 2005. For the first quarter, non-print Segment EBITDA was 24% of total Enthusiast Media Segment EBITDA, up from 16% in the first quarter of 2005.

Modest growth in advertising revenue is attributable to the Company’s Consumer Automotive, Outdoor, and Action Sports categories, offset by continued declines in the International Automotive category. The advertising weakness in the International Automotive category was particularly felt in the non-endemic market. The slight decline in circulation revenue is primarily the result of continued softness in the Company’s Automotive and Outdoor newsstand sales. Subscription revenue was down slightly, primarily due to softness in its Performance Automotive category.

The Company has completed product improvements on nine magazines thus far in 2006. Except for Automobile, improvements are in the Performance and International Automotive Groups where newsstand challenges have been greatest. Most of these improvements were only recently completed, so data is not yet available to gauge the impact. The Company expects to implement over 20 product improvements by September, 2006. Editorial and art talent upgrades are in progress, while surveys and content testing programs are enabling the Company to increase its products’ appeal to consumers.

During the quarter, PRIMEDIA continued to improve circulation performance from mid-2005 as a result of product quality improvements implemented prior to 2006. Circulation results are improving as the Company works to improve the ratio of the number of copies sent to newsstands location-by-location (“draw”) to the number sold and adjust the draw for the seasonality of its titles. In the first quarter, PRIMEDIA reduced draw by 1.5 million copies, or 3%, which led to a positive impact on circulation profitability with a minimal loss of sales. PRIMEDIA’s draw reduction savings serve as a major source of funding for product improvement.

Recently, PRIMEDIA developed a program called Subscriptions for Soldiers. Since the beginning of this initiative, more than 17,000 discounted gift subscriptions have been purchased for soldiers, allowing them to stay close to their enthusiasms while in Iraq, Afghanistan, and elsewhere.

PRIMEDIA continues to build multiple online revenue streams, including transactions, lead generation, and online advertising. Online is also generating print subscriptions as magazine subscriptions via the Company’s websites grew more than 20% in the quarter. As a result of the acquisition of Automotive.com in the fourth quarter of 2005, online revenue grew over 170% for the first quarter. Online business represented 7% of Segment revenue in the quarter, up from 3% in the prior year.

The individual Internet activities across the titles have been consolidated into three businesses, one focused against the automotive sites, one targeting Outdoor, Marine and Equine markets, and the last one focused on Action Sports. This allows the Company to more effectively leverage its capabilities across all dimensions of the business. The integration of both Automotive.com as well as Equine.com continues on track to generate the synergies expected from these transactions. The Company intends to extend both of these platforms into new vertical markets in 2006.

Automotive: Consumer Automotive Group advertising grew in the quarter primarily due to the timing of Asian and European automaker advertising versus the same period last year. Also, the 20th anniversary issue of Automobile, the largest issue in terms of advertising pages and total pages, had a positive impact on the quarter. U.S. automaker print advertising in the Company’s Consumer Automotive Group was up 19% in the quarter off of a low base, but down 4% Segment-wide.

U.S. automaker print advertising in the quarter was just 4% of the Segment’s total print advertising revenue. Total automaker print advertising in the quarter was 12% of the Segment’s total, and non-automaker automotive print advertising (aftermarket parts and accessories, as examples) was 50% of the Segment’s total. These percentages reflect little change from last year.

Performance Automotive Group advertising revenue grew, while newsstand circulation declined. International Automotive Group advertising and circulation revenue were down, with circulation down less than in recent prior periods due largely to increased sales of Super Street.

Outdoor, Marine, Equine: Revenue for the Outdoor and Marine Group was flat in the first quarter of 2006. Merchandise sales continued to grow with 21% year-over-year growth. Four new products were successfully launched in the first quarter including calendars and DVDs of PRIMEDIA Outdoor TV programming.

In the Outdoor and Marine Group, PRIMEDIA expects positive results from product improvements in Petersen’s Hunting, Game & Fish, and Shooting Times. Specifically, Game & Fish has seen stronger renewal rates. In Marine, Power & Motoryacht, the industry ad page leader for the quarter, had 2.7% revenue growth. The February issue of Power & Motoryacht was a record issue in terms of ad pages and total pages. SAIL is beginning to see better results following management and product upgrades and entered the early summer buying cycle in a much stronger position. Television and online revenues grew 10% in the first quarter as the Outdoor Group continues to aggressively extend its print franchises into television and realize the initial benefits from improvements in online content and design.

Equine.com revenue grew 24% on a pro-forma basis versus the prior year period. PRIMEDIA is currently applying the Equine.com model to develop two additional online marketplaces for marine and shooting titles and anticipates launching the two online sites by the end of 2006.

Action Sports: The Action Sports Group delivered solid advertising revenue gains in both online and print, and received positive customer response to product improvements at Powder, Skateboarder, and Surfing. National non-endemic advertising was up with key advertisers including Honda, Suzuki and Nissan.

Licensing and Merchandising: Revenue was down slightly primarily due to a year-over-year decline in revenue from RadioShack. Licensing programs for Motor Trend, Lowrider, and Hot Rod, continued their success, further expanding and increasing availability of products at major retailers, such as Sears and Meijer’s, and expanding video continuity programs for both outdoor and automotive titles. Licensed products are available at approximately 71 retail chains and in nearly 800 independent retailers. New retailers added in the first quarter include Sears, Orchard Supply, and Menards.

Recently, PRIMEDIA announced that the 24-hour broadcast television network, “Motor Trend TV” will launch in 2007 through a partnership with Multicast Networks Group (MNG). Motor Trend TV will be available via multicast broadcast to markets throughout the U.S. and will draw from PRIMEDIA’s portfolio of automotive properties. Through the deal with MNG, PRIMEDIA receives a licensing fee and advertising space to use or sell. MNG is responsible for all costs including operations, distribution and production.

Enthusiast Media Segment Guidance: As previously announced, for the full year 2006, the Company expects its Enthusiast Media Segment to deliver year-over-year mid-single digit percentage revenue growth and low-to-mid single digit percentage Segment EBITDA growth, second-half weighted. The second-half weighting is primarily driven by the integration timing for the recent Internet acquisitions and the timing associated with product upgrades. Adversely impacting Enthusiast Media’s Segment EBITDA in 2006 are increases in paper, ink and the United States Postal Service’s 2006 postage rate increase, totaling approximately $10 million for the full year. The Company’s full year Enthusiast Media Segment guidance assumes U.S. automaker advertising will be essentially flat versus 2005.

Consumer Guides (Includes Apartment Guide, New Home Guide, Auto Guide, ApartmentGuide.com, NewHomeGuide.com, Rentclicks.com, Autoguide.com, AmericanHomeGuides.com, Rentals.com, and the DistribuTech distribution business)

	First Quarter		Percent
($ millions)	2006	2005	Change
Revenue, net (a)
Advertising	$67.1	$62.3	7.7%
Other	14.3	13.3	7.5%
Total Net Revenue	$81.4	$75.6	7.7%

Segment Expenses	$63.7	$57.4	11.0%

Segment EBITDA (b)	$17.7	$18.2	-2.7%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

Recently, PRIMEDIA’s Consumer Guides division underwent a name change that better reflects its multiple offerings including print and Internet. The company now operates under the name ‘Consumer Source’.

Consumer Guides’ advertising revenue grew by $4.8 million or 7.7% in the first quarter of 2006 versus the first quarter of 2005. This revenue growth was driven primarily by strong results in the Segment’s New Home Guide division and the expansion of the Segment’s Auto Guide division, partially offset by a 7% decrease in Apartment Guide revenue. Consumer Guides’ other revenue grew by 7.5% for the first quarter, as the Company’s DistribuTech division increased its utilization of retail distribution programs across the country. The negative Segment EBITDA impact of the Segment’s investments to launch its Auto Guide division and the downturn in Apartment Guide offset in part by the increase in New Home Guide Segment EBITDA resulted in a Segment EBITDA decline of $0.5 million or 2.7% for the quarter. In the first quarter of 2005, only two of the Auto Guides had been launched, whereas by the first quarter of 2006 seven of the Auto Guides had been launched. The negative Segment EBITDA of those launches will reduce quarter-to-quarter during 2006 as those launches approach profitability.

Apartment Guide, ApartmentGuide.com, Rentclicks.com: The Segment’s largest business, Apartment Guide/ApartmentGuide.com continues to face challenging market conditions in the multi-family housing industry. Condominium conversions, which reduce existing and potential customers from Apartment Guide markets continued to negatively impact the business in the first quarter. In addition, occupancy rates increased to unattractive levels in several markets that have lost supply to condominium conversion and in markets that have benefited from 2005’s hurricanes. These negative market conditions resulted in reduced advertising revenues for the quarter, and are expected to continue to impact the Apartment Guide business for the remainder of the year. Despite this revenue slow down, the Apartment Guide brand continued to show its strength as ApartmentGuide.com grew unique users by 16.5% in the quarter. In the fourth quarter of 2005, the Company put in the management team that has successfully run New Home Guide to run the Apartment Guide, and that new management team has been implementing both personnel and sales strategy changes to help offset the negative market conditions.

In January 2006, the Company acquired RentClicks, the leading online marketplace for small unit rental properties. This substantial segment of the marketplace, which consists of rental houses, town homes, condos and single unit apartments, accounts for 70% of the total rental market. The Company believes that RentClicks provides a strong platform for growth that can both capture a new segment of the rental marketplace as well as re-capture a portion of the Apartment Guide revenue lost to condominium conversion. During the first quarter, RentClicks was smoothly integrated into the Consumer Guides Segment and is currently experiencing its highest traffic levels ever and strong revenue growth.

New Home Guide, NewHomeGuide.com: The Segment’s New Home Guide/NewHomeGuide.com business enjoyed strong results with revenue growth of 74.4% in the first quarter of 2006 versus the first quarter of 2005. This strong revenue growth was a result of strong organic growth of 46.5% in its existing markets, and the acquisition of new magazines in the Atlanta, Charlotte, Jacksonville, Nashville, Seattle and Portland markets during 2005. The 2004 launches in Orlando and Houston are now Segment EBITDA positive and the Washington, D.C. New Home Guide that was launched in the first quarter of 2005 is growing well. The Company also significantly expanded its online presence through major upgrades to its primary website, NewHomeGuide.com.

While some of the cities that the Company operates in are experiencing softening in the housing market, the Company believes that New Home Guide’s relatively low penetration of potential builder communities and strong momentum in its existing markets will allow it to continue its strong growth for the remainder of 2006. In some markets, the cooling of the new home market has helped the local New Home Guide, as longer sales cycles and growing inventory for builders has increased the need for advertising spending.

Auto Guide, AutoGuide.com: During the first quarter 2006, the Segment’s Auto Guide business continued to show strong revenue growth, up 253% from the first quarter of 2005. AutoGuide.com grew its listings dramatically in the quarter, and now showcases over 650,000 pre-owned cars and trucks on its website. This new division now represents a $16 million business based on annualized first quarter run rate revenue.

DistribuTech: All of PRIMEDIA’s Consumer Guides continue to benefit from the Company’s leading distribution business, DistribuTech. The Segment grew revenue from its third party distribution business by 7.4% in the first quarter of 2006 versus the first quarter of 2005, as a result of the addition of new distribution programs in 2005 and through increased utilization of its retail display inventory.

Consumer Guides Segment Guidance: For the full year 2006, the Company expects its Consumer Guides Segment to deliver year-over-year mid-single digit percentage revenue and Segment EBITDA growth, second-half weighted. This growth is expected to be led by strong gains in New Home Guide and Auto Guide and growth in the RentClicks.com business, offset by declines in the Company’s Apartment Guide business.

Education (Includes Channel One and PRIMEDIA Healthcare)

	First Quarter		Percent
($ millions)	2006	2005	Change
Revenue, net (a)
Advertising	$7.4	$10.2	-27.5%
Other	2.5	3.0	-16.7%
Intersegment Revenue	0.0	0.0
Total Net Revenue	$9.9	$13.2	-25.0%

Segment Expenses	$10.1	$11.2	-9.8%

Segment EBITDA (b)	($0.2)	$2.0	-110.0%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

Channel One’s decline in advertising revenue is mainly attributable to the ongoing impact of large reductions in advertising from a few advertisers in late 2005. The Company has plans in place to replace those revenues through the end of 2006. Channel One also continues to make progress with its plan to broaden its revenue base beyond traditional advertising and to enact strategic cost-cutting initiatives. The Company is making upgrades to its web platform and plans to make its foray into broadband media with the launch of a broadband channel in fall 2006. Driven by its new head of sales, who joined in September, 2005, Channel One expects to realize the benefits from upgrades in sales capabilities in the second half of 2006.

Channel One recently announced that effective July 1, it will move its programming hub from Los Angeles to Washington, D.C., closer to the center of public affairs issues and breaking news. While Channel One maintains full control over content, it will outsource physical production components, reducing its operating costs.

PRIMEDIA Healthcare’s quarter-over-quarter revenue and Segment EBITDA were down, but are expected to have a second year of solid growth as a result of management changes made and new strategic initiatives launched in late 2004. PRIMEDIA Healthcare has already contracted for more revenue in 2006 than in all of 2005.

With upgrades and improvements implemented by the new management team in the past two years positively affecting the results of the Films Media Group, the Company has decided to seek acquirers for the business as it will have more value to a supplemental education company. As a result, the Films Media Group is a discontinued operation as of the first quarter of 2006.

Consolidated Guidance for 2006

As previously announced, for the full year 2006, PRIMEDIA forecasts that, on a consolidated basis, the Company will have year-over-year mid-single digit percentage revenue growth and low-to-mid-single digit percentage Segment EBITDA growth, second-half weighted. Segment guidance for the Company’s Enthusiast Media and Consumer Guides Segments is included in the Segment discussions above. Although automotive and apartment rental advertising appear softer for 2006 than initially anticipated, the Company is not changing its previously announced guidance.

Guidance provided by PRIMEDIA remains in force unless revised by the Company and does not reflect the impact of any potential transactions.

Depreciation, Amortization, and Interest Expense

Depreciation expense was approximately $6.6 million in the first quarter 2006 versus $6.0 million in the same period of the prior year. Amortization expense was $3.0 million in first quarter, compared to $2.2 million in the prior year. The increased amortization is due to higher levels of intangible assets resulting from acquisitions made in 2005. Interest expense was approximately $30.8 million in the first quarter, compared to $33.1 million in 2005. The 2006 expense was reduced by $1.0 million due to the fair value measurement of the liability arising from the forward agreement related to the Automotive.com acquisition. Excluding this reduction, the Company’s interest expense decrease in 2006 was primarily due to lower average debt levels which were partially offset by higher interest rates.

Discontinued Operations

In the first quarter 2006, the Company decided to actively pursue the sale of its Films Media Group included in the Education Segment. The operations of the Films Media Group have been classified as discontinued operations for all periods presented. During the first quarter 2006, the Company sold its History Group for a net gain of $13.7 million. The Group’s operations were previously classified as discontinued operations.

Adoption of SFAS No. 123 (revised 2004), Share Based Payment (SFAS 123(R))

Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method. Prior to the adoption of this statement, the Company expensed the fair value of stock based compensation for all grants, modifications or settlements made on or after January 1, 2003 in accordance with the provisions of SFAS 123 adopted on January 1, 2003 using the prospective method. Upon adoption of SFAS 123(R), the Company is also required to expense the fair value of any awards that were granted prior to January 1, 2003 and were not fully vested as of January 1, 2006. The cumulative effect of adopting this change in accounting principle, as required by SFAS 123(R), did not have a material impact on the Company’s consolidated financial statements.

Liquidity and Leverage

The Company has more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future. As of March 31, 2006, the Company had approximately $248 million in cash and unused credit lines. Free cash flow for the first quarter 2006 was $1.8 million compared to negative

$3.4 million last year. During the first quarter of 2006, the Company repurchased at a discount $7,025,000 principal amount of the 8 7/8% Senior Notes due 2011 for $6,832,000 plus $200,000 of accrued interest. The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended March 31, 2006, is estimated to be approximately 5.9 times versus the permitted maximum of 6.25 times.

Use of the Term Segment EBITDA

The Company is organized into three business segments: Enthusiast Media, Consumer Guides, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA and Education Segment EBITDA are reconciled to net income in the attached table. Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges). Other credits (charges) include non-cash compensation and provision for severance, closures and restructuring related costs. We believe that Segment EBITDA is an accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance. These segment results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resources to be allocated to the segments and to assess their performance.

Segment EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources. Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on May 4, 2006, 9:00 am, Eastern Time (GMT -5). To participate in the call, please dial (877) 704-5379 if you are in the U.S., or (913) 312-1293 if you are outside the U.S. The conference ID is 3829491. You should dial in at least five minutes prior to the start of the call. A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S. The replay ID is 3829491. The recorded version will be available two hours after the completion of the call until 7:00 p.m. Eastern Time, May 11, 2006.

The live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $990 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•                                          Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading websites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                                          Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.com.

•                                          Education includes Channel One, a proprietary network to secondary schools and PRIMEDIA Healthcare, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Financial Highlights Table and Exhibit Follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenue, Net:
Advertising	$154.1	$150.9
Circulation	49.0	49.4
Other	38.3	28.5
Total Revenue, Net	$241.4	$228.8

Cost of Goods Sold	$56.5	$46.6
Marketing and Selling	48.3	47.6
Distribution, Circulation and Fulfillment	48.6	45.9
Editorial	17.1	16.8
Other General Expenses	32.3	30.9
Corporate Administrative Expenses	6.4	6.6
Total Segment Expenses	$209.2	$194.4

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$21.1	$20.8
Consumer Guides	17.7	18.2
Education	(0.2)	2.0
Corporate Overhead	(6.4)	(6.6)
Total Segment EBITDA	$32.2	$34.4

Depreciation of Property and Equipment	(6.6)	(6.0)
Amortization of Intangible Assets and Other	(3.0)	(2.2)
Non-Cash Compensation	(0.9)	(1.3)
Provision for Severance, Closures and Restructuring Related Costs	(0.4)	(1.0)
Operating Income	21.3	23.9

Interest Expense (B)	(30.8)	(33.1)
Interest on Shares Subject to Mandatory Redemption (C)	—	(10.9)
Amortization of Deferred Financing Costs	(0.6)	(1.3)
Other Income, Net	0.1	0.6
Loss Before Benefit (Provision) for Income Taxes	(10.0)	(20.8)
Benefit (Provision) for Income Taxes	0.6	(3.4)

Loss from Continuing Operations ($0.03 and $0.09 loss per basic and diluted share for the three months ended March 31, 2006 and 2005, respectively)	(9.4)	(24.2)

Discontinued Operations ($0.06 and $1.48 earnings per basic and diluted share for the three months ended March 31, 2006 and 2005, respectively, including gain on sale of businesses, net of tax, of $13.7 million and $383.2 million for the three months ended March 31, 2006 and 2005, respectively)	16.8	389.7

Cumulative Effect of Change in Accounting Principle (from the adoption of Statement of Financial Accounting Standard No. 123(R))	0.0	—

Net Income	$7.4	$365.5

Basic and Diluted Income per Common Share	$0.03	$1.39

Basic and Diluted Common Shares Outstanding (weighted average)	263,773,104	262,661,656

Capital Expenditures, net (excluding acquisitions)	$4.7	$5.9

	At March 31,	At December 31,	At March 31,
	2006	2005	2005
Cash and cash equivalents (E)	$6.6	$7.3	$365.6	(E)
Long-term debt, including current maturities (C) (D)	$1,455.9	$1,464.4	$1,590.8
Shares subject to mandatory redemption (C)	$—	$—	$474.6
Common shares outstanding	263,886,473	263,716,469	262,885,566

(A)                              Other credits (charges) include non-cash compensation and provision for severance, closures and restructuring related costs.

(B)                                The 2006 expense was reduced by $1.0 million due to the fair value measurement of the liability arising from the forward agreement related to the Automotive.com acquisition.

(C)                                During 2005, the Company redeemed all of its outstanding shares subject to mandatory redemption (Exchangeable Preferred Stock) (liquidation preference of approximately $475 million). Additionally, the Company redeemed all of its outstanding 7 5/8% Senior Notes due 2008 (principal amount of approximately $226 million.)

(D)                               During the first quarter of 2006, the Company repurchased at a discount approximately $7.0 million principal amount of the 8 7/8% Senior Notes due 2011 for approximately $6.8 million, plus $0.2 million of accrued interest.

(E)                                 Includes primarily temporarily invested remaining net cash proceeds after bank debt reduction primarily from the sales of About, Inc. and Bankers Training and Consulting Company (March 2005).

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Net Cash Provided by Operating

Activities (Unaudited)

($ in millions)

	Three Months Ended
	March 31,
	2006	2005
Net cash provided by operating activities	$7.8	$4.6
Additions to property and equipment, net (excluding acquisitions)	(4.7)	(5.9)
Capital lease obligations	(1.3)	(2.1)

Free Cash Flow	$1.8	$(3.4)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$16.0	$14.3

Cash interest paid on shares subject to mandatory redemption	$—	$10.9

Cash taxes paid	$4.1	$0.1

Cash paid for severance, closures and restructuring related costs	$1.7	$4.5

CONTACT:	PRIMEDIA Inc.
Investors:
Eric Leeds, 212-745-1885
Or
Media:
Joshua Hochberg, 212-446-1892